EXHIBIT 99.2


NEWS RELEASE
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PROPERTY CAPITAL TRUST

                                                     Contact:
                                                     Robert M. Melzer, President
                                                     and Chief Executive Officer
                                                     617/737-0100


                 PROPERTY CAPITAL TRUST ANNOUNCES PLAN TO MERGE


BOSTON, JUNE 18, 1998--Property Capital Trust (ASE-PCT) announced today that the Trust has entered into an agreement to merge with an affiliate of The Beal Companies, LLP, a Boston based real estate development and investment company. The merger is subject to the approval of the Trust's shareholders and, if approved, is expected to close in September 1998. Immediately before the closing, the Trust expects to distribute to its then existing shareholders substantially all of its net worth, which is estimated to be $.23 per share. Following the closing, such existing shareholders will retain only a nominal interest in the Trust, which at that point will hold only those assets contributed by the new controlling shareholders. In addition, such existing shareholders will be entitled to receive the net proceeds from litigation currently underway to determine the full compensation due for certain land that was condemned at Loehmann's Fashion Island prior to its sale (which amount is not expected to exceed $.10 per share and, in fact, might be nothing). The entering into of the merger agreement will not affect the American Stock Exchange's decision to halt trading of the Trust's Common Shares after July 10, 1998.


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101 Federal Street, Boston, Massachusetts 02110-1817 - Phone 617/737-0100 - Fax
617/737-0228